UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 21, 2016 (April 21, 2016)
____________________
ENTERPRISE BANCORP, INC.
(exact name of registrant as specified in charter)

Massachusetts	001-33912	04-3308902
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

222 Merrimack Street
Lowell, Massachusetts	01852
(address of principal executive offices)	(Zip Code)

(978) 459-9000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 8.01     Other Events

On April 21, 2016, Enterprise Bancorp, Inc. (the “Company”) issued a press release announcing the commencement of a rights offering to the Company’s existing shareholders partnered with a supplemental community offering to new investors to raise up to $10 million in capital. Under the terms of the rights offering, all record holders of the Company’s common stock as of 5:00 p.m., Eastern Daylight Time, on April 19, 2016, the record date for the rights offering, will receive, at no charge, one non-transferable subscription right for each share held as of the record date. Each subscription right will entitle the holder of the right to purchase 0.0444 of a share of the Company’s common stock at a purchase price of $21.50 per share. Stockholders who exercise their basic subscription privilege in full will be entitled to subscribe to purchase additional shares, subject to certain conditions and limitations and proration in the event that over-subscription requests exceed the number of shares of common stock available. If shares of common stock remain available for sale after the expiration of the rights offering, the Company will offer the remaining shares to the public at the purchase price of $21.50 per share through a supplemental community offering (the “Supplemental Community Offering”).

This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
A copy of the press release issued by the Company announcing the commencement of the Rights Offering and the Supplemental Community Offering is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits
(d)    The following exhibit is included with this report:

Exhibit 99.1	Press release dated April 21, 2016

[Remainder of Page Intentionally Blank]

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: April 21, 2016	By:	/s/ James A. Marcotte
James A. Marcotte
Executive Vice President, Treasurer
and Chief Financial Officer